As filed with the Securities and Exchange Commission on June 12, 2015

Registration No. 333-186122

Registration No. 333-172039

Registration No. 333-164416

Registration No. 333-164415

Registration No. 333-122137

Registration No. 333-122136

Registration No. 333-118033

Registration No. 333-75189

Registration No. 333-75187

Registration No. 333-71631

Registration No. 333-03201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186122

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172039

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164416

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164415

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-122137

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-122136

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118033

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-75189

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-75187

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-71631

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-03201

Under the Securities Act of 1933

COURIER CORPORATION

(Raven Ventures LLC as successor by merger to Courier Corporation)

(Exact name of registrant as specified in its charter)

Massachusetts	04-2502514
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

15 Wellman Avenue North Chelmsford, Massachusetts	01863
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 251-6000

Courier Corporation 2010 Stock Equity Plan for Non-Employee Directors

Courier Corporation 2011 Stock Option and Incentive Plan

Courier Corporation 1999 Employee Stock Purchase Plan

Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors

Courier Corporation Amended and Restated 1993 Stock Incentive Plan

Courier Corporation 1989 Deferred Income Stock Option Plan for Non-Employee Directors

(Full Titles of the Plans)

Suzanne S. Bettman

Secretary

Raven Ventures LLC

c/o R. R. Donnelley & Sons Company

35 W. Wacker Drive

Chicago, IL 60601

(312) 326-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Courier Corporation (the “Company”):

•	Registration Statement No. 333-186122, pertaining to the registration of 300,000 shares of common stock, par value $1.00 per share of the Company (“Common Stock”), issuable under the Courier Corporation 2010 Stock Equity Plan for Non-Employee Directors, which was filed with the Securities and Exchange Commission (the “SEC”) on January 22, 2013;

•	Registration Statement No. 333-172039, pertaining to the registration of 600,000 shares of Common Stock issuable under the Courier Corporation 2011 Stock Option and Incentive Plan, which was filed with the SEC on February 3, 2011;

•	Registration Statement No. 333-164416, pertaining to the registration of 300,000 shares of Common Stock issuable under the Courier Corporation 1999 Employee Stock Purchase Plan, which was filed with the SEC on January 20, 2010;

•	Registration Statement No. 333-164415, pertaining to the registration of 300,000 shares of Common Stock issuable under the Courier Corporation 2010 Stock Equity Plan for Non-Employee Directors, which was filed with the SEC on January 20, 2010;

•	Registration Statement No. 333-122137, pertaining to the registration of 150,000 shares of Common Stock issuable under the Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors, which was filed with the SEC on January 19, 2005;

•	Registration Statement No. 333-122136, pertaining to the registration of 150,000 shares of Common Stock issuable under the Courier Corporation Amended and Restated 1993 Stock Incentive Plan, which was filed with the SEC on January 19, 2005;

•	Registration Statement No. 333-118033, pertaining to the registration of 225,000 shares of Common Stock issuable under the Courier Corporation Amended and Restated 1993 Stock Incentive Plan, which was filed with the SEC on August 9, 2004;

•	Registration Statement No. 333-75189, pertaining to the registration of 100,000 shares of Common Stock issuable under the Courier Corporation Amended and Restated 1993 Stock Incentive Plan, which was filed with the SEC on March 29, 1999;

•	Registration Statement No. 333-75187, pertaining to the registration of 100,000 shares of Common Stock issuable under the Courier Corporation 1989 Deferred Income Stock Option Plan for Non-Employee Directors, which was filed with the SEC on March 29, 1999;

•	Registration Statement No. 333-71631, pertaining to the registration of 100,000 shares of Common Stock issuable under the Courier Corporation 1999 Employee Stock Purchase Plan, which was filed with the SEC on February 2, 1999; and

•	Registration Statement No. 333-03201, pertaining to the registration of 100,000 shares of Common Stock issuable under the Courier Corporation Amended and Restated 1993 Stock Incentive Plan, which was filed with the SEC on May 6, 1996.

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statements on Form S-8 and remaining available thereunder.

Effective June 8, 2015, pursuant to the Agreement and Plan of Merger, dated as of February 5, 2015, by and among R.R. Donnelley & Sons Company (“R.R. Donnelley”), Raven Solutions, Inc., Raven Ventures LLC and the Company, the Company was acquired by R.R. Donnelley (the “Transaction”).

As a result of the Transaction, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the effective time of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 12th day of June, 2015.

RAVEN VENTURES LLC, Successor by merger to Courier Corporation

By:	/s/ Suzanne S. Bettman
Name:	Suzanne S. Bettman
Title:	Secretary